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EXHIBIT 23(b)

                      INDEPENDENT AUDITORS' CONSENT

The Board of Directors
United Community Financial Corp.

We consent to the incorporation by reference in this Registration Statement of United Community Financial Corp. on Form S-8 of our report dated July 28, 1999, relating to the consolidated statement of financial condition of Butler Wick Corp. and Subsidiaries as of June 25, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years ended June 25, 1999, and June 26, 1998, which report has been incorporated by referenced in the December 31, 1999 Annual Report on Form 10-K of United Community Financial Corp.

PACKER THOMAS


Youngstown, Ohio
May 30, 2000